EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems Reports Fourth Quarter and Year-End Operating Results

EPS of $0.06 in 2003 Versus Loss of $1.80 in 2002

Cash of $7.2 million

DALLAS—(BUSINESS WIRE)—Feb. 13, 2004—DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today reported operating results for the three- and twelve-month periods ended December 31, 2003.

Consolidated revenues for the three months ended December 31, 2003 totaled $13.4 million, compared to $18.8 million in the comparable year-ago period. Net income for the three months ended December 31, 2003 was $0.4 million, or $0.01 per diluted share, compared to net income of $1.9 million, or $0.03 per diluted share, in the year-ago fourth quarter. For the 2003 fourth quarter, DG’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.1 million, while operating income was $1.1 million.

At December 31, 2003, DG reported cash of $7.2 million, a 186% increase over cash levels of $2.5 million reported at the end of 2002, while total debt fell 44% to $5.6 million from $10.0 million at the end of 2002. DG’s cash surplus of $1.6 million at the end of 2003, net of total debt, reflects the Company’s success during the year at utilizing free cash flow to reduce debt, which contributed to a 37% reduction in interest expense compared to 2002 levels.

Consolidated revenues for the twelve months ended December 31, 2003 were $57.7 million, compared to $66.3 million in the comparable year-ago period. DG’s net income in 2003 was $4.2 million, or $0.06 per diluted share, compared to a net loss in the 2002 period of $127.4 million, or a loss of $1.80 per diluted share. The 2002 net loss includes an $0.8 million pre-tax restructuring charge and a charge for the cumulative effect of accounting change, which amounted to $130.2 million. Excluding the cumulative effect of accounting change, DG’s net income in 2002 would have been $2.8 million, or $0.04 per diluted share. EBITDA for 2003 was $13.5 million, compared to EBITDA of $14.4 million in 2002, while operating income for 2003 was $5.7 million, compared to $6.2 million in 2002.

Commenting on the financial results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “DG’s ads distribution division operated in a challenging revenue environment in 2003 due to the absence of political revenues compared to 2002, as well as the loss of revenue from a former customer. In light of a very competitive environment, we continued to expand our electronic distribution network, the industry’s largest, to over 8,575 broadcast television, cable system and radio destinations while introducing new products or services. Overall, the Company was again challenged by the negative impact of Star Guide’s performance on this year’s consolidated financial results, including the absence of license revenue from 2002, which did not occur in 2003.

“Notwithstanding these challenges, DG Systems achieved profitability through a continuing focus on cost reductions and free cash flow generation. Our ability to produce significant levels of EBITDA, operating income and net income in the face of declining revenue underscores the flexible, resilient nature of our business model. That said, revenue improvements are our top priority, and the entire organization is committed to returning the Company to revenue growth in 2004.

“With an improving economy and the cyclical return of political advertising revenue in 2004, we are looking forward to the year ahead. Today, we are separately announcing strategies to grow our business through a combination of new business initiatives and complementary, strategic acquisitions. Given our market leadership, industry relationships and strong balance sheet, we are well positioned to execute this strategy and look forward to reporting back to shareholders on our progress.”

EBITDA/Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting Operating expenses, excluding Depreciation and amortization from the Company’s Revenues (see attached financial table).

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies and over 8,575 broadcast television, cable system and radio destinations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

The Company’s fourth quarter 2003 conference call will be broadcast live on the Internet at 11:00 a.m. EST today February 13, 2004. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or http://www.vcall.com/CEPage.asp?ID=86009. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	As of December 31,
	2003	2002
Cash	$7,236	$2,527
Accounts receivable	9,288	12,971
Inventories	2,114	2,195
Property and equipment	9,736	12,757
Goodwill	48,759	53,306
Other	15,800	13,449

TOTAL ASSETS	$92,933	$97,205

Accounts payable and accrued liabilities	6,656	9,547
Deferred revenue	5,155	8,428
Debt and capital leases	5,647	10,017

TOTAL LIABILITIES	17,458	27,992
TOTAL STOCKHOLDERS’ EQUITY	75,475	69,213

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$92,933	$97,205

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002*	2003	2002*
Revenues	$13,380	$18,837	$57,687	$66,294
Operating expenses, excluding depreciation & amortization	10,259	13,294	44,138	51,916

EBITDA	3,121	5,543	13,549	14,378
Depreciation & amortization	2,068	2,042	7,896	7,390
Restructuring charge	—	—	—	771

Operating income	$1,053	$3,501	$5,653	$6,217
Interest expense and other, net	200	305	963	1,520

Net income before income taxes and cumulative effect of change in accounting principle	853	3,196	4,690	4,697
Provision for income taxes	438	1,257	491	1,848

Net income before cumulative effect of change in accounting principle	415	1,939	4,199	2,849
Cumulative effect of change in accounting principle	—	—	—	130,235

Net income (loss)	$415	$1,939	$4,199	$(127,386)

Basic and diluted income per common share before cumulative effect of change in accounting principle:	$0.01	$0.03	$0.06	$0.04

Basic and diluted net income (loss) per common share:	$0.01	$0.03	$0.06	$(1.80)

Basic weighted average common shares outstanding	72,054	70,728	71,367	70,718

Diluted weighted average common shares outstanding	74,707	70,794	74,891	70,807

*	As disclosed previously, restated to reflect adjustments for non-cash deferred income taxes relating to the utilization of net operating loss carryforwards generated by DG prior to the merger with Starguide Digital.